KALMIN CORP.

Subscription Agreement

    The undersigned, intending to be legally bound, hereby irrevocably subscribes for and agrees to purchase ____________ shares of the common stock of Kalmin Corp., a Nevada corporation, placed in Paraguay (the “Company”), for a purchase price of $_______, or $0.02 per share. Simultaneous with the execution and delivery of this confirmation to the Company, the undersigned is either delivering a check made payable to “Kalmin Corp.” or sending a wire transfer payment to the Company’s account.

The undersigned acknowledges that he has received a copy of the prospectus of the Company, dated _______, 2016 filed with the Securities and Exchange Commission (“Prospectus”) with respect to the offer and sale of the shares of stock being purchased.

         The undersigned understands that an investment in the shares is a speculative investment, which involves a high degree of risk and the potential loss of his entire investment. The undersigned is further aware that no federal or state agency has (i) made any finding or determination as to the fairness of this investment, (ii) made any recommendation or endorsement of the shares or the Company, or (iii) guaranteed or insured any investment in the Shares or any investment made by the Company. The undersigned understands that the price of the stock purchased hereby bears no relation to the assets, book value or net worth of the Company and was determined arbitrarily by the Company. The undersigned agrees and acknowledges that it has read all the information contained in the Prospectus, including without limitation, the Risk Factors contained therein.

Date: _______________

Amount of Investment:  $______

Number of Shares: __________

1.	Print Full Name of Investor:	Individual:
________________________________________________
First, Middle, Last
2.	Permanent Address of Investor:	___________________________
___________________________
___________________________ ___________________________
3.	Authorized Signatory:	___________________________

If Investor is an entity, provide copy of Articles of Incorporation, Certificate of Formation or other evidence of existence, as well as a copy of board resolution or other evidence of authorization to purchase the shares of the Company.

Authorized signature of the President of Kalmin Corp., Jose Galarza

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